EXHIBIT 99.1
Ranger Energy Services, Inc. Announces Q4 2024 and Full Year 2024 Results

HOUSTON, TX--(March 3, 2025) - Ranger Energy Services, Inc. (NYSE: RNGR) (“Ranger” or the “Company”) announced today its fourth quarter and full year 2024 results, highlighting record performance in High-Specification Rigs, growth in Ancillary Services, and significant shareholder returns for the year through both dividends and share repurchases. Ranger also announced an increase of its quarterly dividend by 20% to $0.06 per share, reflecting continued confidence in the underlying strength and future cash flow of the business.
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Financial & Operational Highlights
–Full year 2024 revenue of $571.1 million and net income of $18.4 million, or $0.81 per fully diluted share
–Full year 2024 Adjusted EBITDA(1) of $78.9 million with 13.8% Adjusted EBITDA margin compared to $84.4 million for full year 2023 with 13.3% Adjusted EBITDA margin
–Adjusted EBITDA(1) of $21.9 million in the fourth quarter with 15.3% Adjusted EBITDA margin compared to $25.1 million in the third quarter of 2024 and $18.4 million in fourth quarter of 2023
–Full year 2024 Free Cash Flow(2) of $50.4 million, or $2.24 per share, with fourth quarter and year end cash of $40.9 million with $112.1 million of total liquidity
–Returned over 40% of 2024 Free Cash Flow(2) through dividends and repurchases far exceeding minimum commitment
–Increase of 20% in the Company’s dividend to $0.06 per share going forward, reflecting continued confidence in the underlying strength and future cash flow of the business
–High-Specification Rigs delivered record performance reaching new highs and reinforcing Ranger’s leadership in the sector
1 “Adjusted EBITDA” is not presented in accordance with generally accepted accounting principles in the United States (“U.S. GAAP”). The Company defines Adjusted EBITDA as net income or loss before net income expense, income tax provision or benefit, depreciation and amortization, equity-based compensation, acquisition-related, severance and reorganization costs, gain or loss on disposal of property and equipment, and certain other non-cash items that we do not view as indicative of our ongoing performance. A Non-GAAP supporting schedule is included with the statements and schedules attached to this press release and can also be found on the Company's website at: www.rangerenergy.com.
2 “Free Cash Flow” is not presented in accordance with U.S. GAAP and should be considered in addition to, rather than as a substitute for, net income as a measure of our performance or net cash provided by operating activities as a measure of our liquidity. The Company defines Free Cash Flow as net cash provided by operating activities before purchase of property and equipment. A Non-GAAP supporting schedule is included with the statements and schedules attached to this press release and can also be found on the Company's website at www.rangerenergy.com.

EXHIBIT 99.1

–Ancillary Services expanded profitability meaningfully with strong growth in Plugging and Abandonment (P&A), Rentals and Torrent underpinned by improved execution
Management Comments
Stuart Bodden, Ranger’s Chief Executive Officer, commented, “Ranger again demonstrated its resilience and execution excellence, with strong performance despite the challenges presented in the broader market. We posted our highest fourth quarter profitability ever, reflecting the ongoing strength and potential of our Company in spite of a challenging market backdrop the past two years. In addition to record profitability levels, we also achieved our best Total Recordable Incident Rate (“TRIR”) on record. Our achievements in 2025 prove the effectiveness of our production-focused business model with record revenue levels in our core business and supporting service lines in the face of declining rig and frac crew counts. This performance allowed us to pursue aggressive stock buybacks at very attractive prices and allocate capital to high return projects. Our confidence in the business and our commitment to capital returns is best illustrated by the announcement today of an increase in our quarterly dividend.
The Ranger team is able to achieve new heights consistently when we live our “Leads the Way” mantra. Our core High Specification Rigs business once again exceeded expectations, delivering another record quarter of revenue with robust asset utilization through the holiday season. This continued strength underscores the effectiveness of our production focus, quality assets and exceptional execution in a competitive industry.
“Our Ancillary Services segment also continues to perform very well, supported by increased operational activity in key service lines such as P&A, Torrent, and Rentals. All three of these service lines posted significantly improved margins for the year driving incremental profitability. We expect to see both the P&A and Torrent service lines continue to grow revenue meaningfully in 2025 as market conditions remain supportive for this work.
Mr. Bodden continued, “As anticipated, our Wireline Services segment experienced typical seasonal decline during the fourth quarter, driven by our Northern operations exposure with a reduction in operating leverage pressuring margins. The unusually cold weather thus far in 2025 will keep this segment depressed in the first quarter before an expected rebound in the second quarter. The more production-focused conventional wireline product line grew revenues by 10% year-over-year and we intend to build on this growth in 2025.
“Looking ahead, we remain confident in Ranger’s ability to drive growth and create value. Despite a largely flat industry backdrop expected this year, we expect key service lines will achieve modest year-over-year growth, reflecting the strength of our differentiated offerings and disciplined execution. Through these opportunities, we will continue to prioritize safety, operational excellence, cost control, and service quality. The dedication of the Ranger team is unmatched and we look forward to continuing to Lead the Way in 2025.”
CAPITAL RETURNS AND GOVERNANCE UPDATE
Ranger exceeded its commitment of returning at least 25% of Free Cash Flow(2) to shareholders this year. In 2024, the Company repurchased 1,520,300 shares of stock for a total value of $15.5 million, net of tax at an average price of $10.11 per share. Since the share repurchase program’s inception in 2023, the Company has repurchased a total of 3,325,800 shares, representing over 15% of shares outstanding as of December 31, 2024, for a total value of $34.8 million, at an average price of $10.37 per share. The Board

EXHIBIT 99.1
of Directors has increased the quarter cash dividend to $0.06 per share formally declared and payable March 28, 2025 to common stockholders of record at the close of business on March 14, 2025. With this increase, Ranger’s annualized dividend now stands at $0.24 per share, reflecting management’s confidence in its sustained free cash flow generation.
PERFORMANCE SUMMARY
For the fourth quarter of 2024, revenue was $143.1 million, a decrease from the third quarter of $153.0 million and a decrease from $151.5 million in the prior year period. Quarter over quarter decreases in revenue are attributable to reduced activity in wireline service lines. Cost of services for the fourth quarter of 2024 was $116.8 million, or 82% of revenue, compared to $129.7 million, or 86% of revenue in the prior year period. The decrease in cost of services as a percentage of revenue from the prior year quarter was primarily attributable to increased operational efficiencies and higher margin service line growth primarily within Processing Solutions and Ancillary Services segment. General and administrative expenses were $7.1 million for the fourth quarter of 2024, flat with the prior quarter and slightly higher than $6.8 million in the prior year period.
Net income totaled $5.8 million for the fourth quarter of 2024 compared to $8.7 million in the prior quarter and $2.1 million in the prior year period. Fully diluted earnings per share was $0.25 for the fourth quarter of 2024 compared to $0.39 in the prior quarter and $0.09 in the prior year period.
Adjusted EBITDA of $21.9 million for the fourth quarter of 2024 decreased $3.2 million from $25.1 million in the prior quarter and increased $3.5 million from $18.4 million in the prior year period. Quarter over quarter decreases were driven by decreased margins within the Wireline Services segment. The year over year increases were driven by stronger revenue and margins in High-Specification Rigs and Processing Solutions and Ancillary Services.
BUSINESS SEGMENT FINANCIAL RESULTS
High Specification Rigs
High Specification Rigs segment revenue was $87.0 million in the fourth quarter of 2024, an increase of $0.3 million relative to prior quarter revenue of $86.7 million and an increase of $8.0 million relative to the prior year period. Rig hours decreased by 1% to 115,900 from 116,900 in the prior quarter and increased from 107,900 in the prior year period. Hourly rig rates increased by 1% to $751 from $741 per hour in the prior quarter, due to asset mix reflecting relatively consistent pricing levels quarter over quarter. Hourly rig rates increased by 3% from $733 in the prior year period largely due to the addition of ancillary equipment attached rig packages that are included in base rig hourly rates in 2024.
Operating income was $13.4 million in the fourth quarter of 2024, a decrease of $0.4 million, or 3% compared to $13.8 million in the prior quarter, and an increase of $3.4 million, or 34% compared to $10.0 million in the prior year period. Adjusted EBITDA was $19.0 million in the fourth quarter, down from $19.2 million in the prior quarter and up from $15.4 million in the prior year period.
Wireline Services
Wireline Services segment revenue was $22.6 million in the fourth quarter of 2024, down $7.7 million, or 25% compared to $30.3 million in the prior quarter and down $18.9 million, or 46% compared to $41.5 million in the prior year period. Wireline Completions service line reported completed stage counts of 1,800, a decrease of 28% compared to 2,500 for the prior quarter and 64% compared to 5,000 in the prior

EXHIBIT 99.1
year period. The decrease in revenue and stage count from the prior year periods is indicative of lower operational activity as the Company adjusted its service mix in response to market conditions.
Revenue Breakdown by Service Line, in millions:

	Year Ended December 31,
Service Line	2022 Revenue	2023 Revenue	2024 Revenue
Wireline Completions	$143.6	$134.7	$43.7
Wireline Production	36.8	42.1	46.6
Wireline Pump Down	16.6	22.3	19.9
Total Wireline Segment Revenue	$197.0	$199.1	$110.2
Operating loss was $3.0 million in the fourth quarter, down $3.0 million from break-even levels in the prior quarter and down $1.2 million, from an operating loss of $1.8 million in the prior year period. Adjusted EBITDA was $0.2 million, down from $2.7 million for the prior quarter and down from $2.8 million in the prior year period. Losses are reflective of pricing pressures within the service line and negative operating leverage from activity declines.
Processing Solutions and Ancillary Services
Processing Solutions and Ancillary Services segment revenue was $33.5 million in the fourth quarter of 2024, down $2.5 million, or 7% from $36.0 million in the prior quarter and up $2.5 million, or 8% from $31.0 million for the prior year period. The decrease from the prior quarter was largely attributable to decreased operational activity in our P&A service line due to typical seasonality. The increase from the prior year period was largely attributable to increased operational activity in several service lines with the largest contribution coming from the Torrent business.
Operating income in this segment was $5.5 million in the fourth quarter, down from $6.6 million in the prior quarter and up from $3.4 million in the prior year period. Adjusted EBITDA was $8.0 million, a decrease compared to $8.8 million in the prior quarter and and increase compared to $5.3 million in the prior year period.
BALANCE SHEET, CASH FLOW AND LIQUIDITY
As of December 31, 2024, the Company had $112.1 million of liquidity, consisting of $71.2 million of capacity on its revolving credit facility and $40.9 million of cash on hand. This compares to the prior year period end of December 31, 2023 when the Company had $85.1 million of liquidity, consisting of $69.4 million of capacity on its revolving credit facility and $15.7 million of cash on hand.
Cash provided by Operating Activities for 2024 is $84.5 million, compared to $90.8 million in 2023. The Company’s Free Cash Flow(2) of $50.4 million for 2024 is a slight decrease from Free Cash Flow(2) of $54.3 million in the prior year period primarily due to a reduction in wireline revenues and profitability.
In 2024, the Company had capital expenditures of $34.1 million, down from $36.5 million in 2023 including approximately $10 million of growth related purchases for newer generation and ancillary equipment. These investments enhance our service capabilities, strengthen our customer relationships and provide improved returns in future periods.

EXHIBIT 99.1
Conference Call and Investor Meetings
The Company will host a conference call to discuss its fourth quarter 2024 results on Tuesday, March 4, 2025, at 9:00 a.m. Central Time (10:00 a.m. Eastern Time). To join the conference call from within the United States, participants may dial 1-833-255-2829, or participants may dial 1-412-902-6710 from outside the United States. To listen via live webcast, please visit the Investor Relations section of the Company’s website, www.rangerenergy.com. Participants are encouraged to login to the webcast or dial in to the conference call prior to the start time. An audio replay of the conference call will be available shortly after the conclusion of the call and will remain available for approximately seven days through the Investor Relations section of the Company’s website.
Ranger Management will be participating in the following upcoming industry and investor conferences and welcome the opportunity to meet with investors.
•Daniel Energy Partners THRIVE Energy Conference – March 4-6
•Sidoti Small-Cap Virtual Conference – March 20
•Piper Sandler 25th Annual Energy Conference – March 17-19
About Ranger Energy Services, Inc.
Ranger is one of the largest providers of high specification mobile rig well services, cased hole wireline services, and ancillary services in the U.S. oil and gas industry. Our services facilitate operations throughout the lifecycle of a well, including the completion, production, maintenance, intervention, workover and abandonment phases.
Cautionary Statement Concerning Forward-Looking Statements
Certain statements contained in this press release constitute “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. All statements, other than statements of historical fact included in this press release, regarding our strategy, future operations, financial position, estimated revenue and losses, projected costs, prospects, plans and objectives of management are forward-looking statements. When used in this press release, the words “may,” “should,” “intend,” “could,” “believe,” “anticipate,” “estimate,” “expect,” “outlook,” “project” and similar expressions are intended to identify forward-looking statements, although not all forward-looking statements contain such identifying words. These forward-looking statements represent Ranger’s expectations or beliefs concerning future events, and it is possible that the results described in this press release will not be achieved. These forward-looking statements are subject to risks, uncertainties and other factors, many of which are outside of Ranger’s control. Should one or more of these risks or uncertainties described occur, or should underlying assumptions prove incorrect, our actual results and plans could differ materially from those expressed in any forward-looking statements.
Our future results will depend upon various other risks and uncertainties, including, but not limited to, those detailed in our current and past filings with the U.S. Securities and Exchange Commission (“SEC”). These documents are available through our website or through the SEC’s Electronic Data Gathering and Analysis Retrieval system at www.sec.gov. These risks include, but are not limited to, the risks described under “Part I, Item 1A, Risk Factors” in our Annual Report on 10-K filed with the SEC on March 4, 2024, and those set forth from time-to-time in other filings by the Company with the SEC.

EXHIBIT 99.1
All forward looking statements, expressed or implied, included in this press release are expressly qualified in their entirety by this cautionary statement. This cautionary statement should also be considered in connection with any subsequent written or oral forward-looking statements that we or persons acting on our behalf may issue. Except as otherwise required by applicable law any forward-looking statement speaks only as of the date on which is it made. We disclaim any duty to update any forward-looking statements, all of which are expressly qualified by the statements in this cautionary statement, to reflect events or circumstances after the date of this press release.

Company Contact:
Melissa Cougle
Chief Financial Officer
(713) 935-8900
InvestorRelations@rangerenergy.com

EXHIBIT 99.1
RANGER ENERGY SERVICES, INC.
UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(in millions, except share and per share amounts)

	Three Months Ended September 30,	Three Months Ended December 31,		Year Ended December 31,
	2024	2024	2023	2024	2023
Revenue
High Specification Rigs	$86.7	$87.0	$79.0	$336.1	$313.3
Wireline Services	30.3	22.6	41.5	110.2	199.1
Processing Solutions and Ancillary Services	36.0	33.5	31.0	124.8	124.2
Total revenue	153.0	143.1	151.5	571.1	636.6

Operating expenses
Cost of services (exclusive of depreciation and amortization):
High Specification Rigs	67.2	68.3	63.6	267.1	249.2
Wireline Services	27.6	22.9	40.4	107.3	180.7
Processing Solutions and Ancillary Services	27.2	25.6	25.7	98.4	101.8
Total cost of services	122.0	116.8	129.7	472.8	531.7
General and administrative	7.1	7.1	6.8	27.8	29.5
Depreciation and amortization	11.1	10.8	10.6	44.1	39.9
Impairment of fixed assets	—	—	—	—	0.4
Gain on sale of assets	(0.1)	(0.5)	(0.2)	(2.2)	(1.8)
Total operating expenses	140.1	134.2	146.9	542.5	599.7

Operating income	12.9	8.9	4.6	28.6	36.9

Other expenses
Interest expense, net	0.7	0.5	0.7	2.6	3.5
Loss on debt retirement	—	—	—	—	2.4
Total other expenses, net	0.7	0.5	0.7	2.6	5.9

Income before income tax expense	12.2	8.4	3.9	26.0	31.0
Income tax expense	3.5	2.6	1.8	7.6	7.2
Net income	8.7	5.8	2.1	18.4	23.8

Income per common share:
Basic	$0.39	$0.26	$0.09	$0.82	$0.97
Diluted	$0.39	$0.25	$0.09	$0.81	$0.95
Weighted average common shares outstanding
Basic	22,241,847	22,250,468	24,129,081	22,518,726	24,600,151
Diluted	22,494,453	22,920,235	24,537,046	22,852,632	24,991,494

EXHIBIT 99.1
RANGER ENERGY SERVICES, INC.
UNAUDITED CONDENSED CONSOLIDATED BALANCE SHEETS
(in millions, except share and per share amounts)

	December 31, 2024	December 31, 2023
Assets
Cash and cash equivalents	$40.9	$15.7
Accounts receivable, net	68.4	85.4
Contract assets	16.7	17.7
Inventory	5.7	6.4
Prepaid expenses	11.4	9.6
Assets held for sale	0.8	0.6
Total current assets	143.9	135.4

Property and equipment, net	224.3	226.3
Intangible assets, net	5.6	6.3
Operating leases, right-of-use assets	7.0	9.0
Other assets	0.8	1.0
Total assets	$381.6	$378.0

Liabilities and Stockholders' Equity
Accounts payable	27.2	31.3
Accrued expenses	28.2	29.6
Other financing liability, current portion	0.7	0.6
Long-term debt, current portion	—	0.1
Short-term lease liability	8.7	7.3
Other current liabilities	0.4	0.1
Total current liabilities	65.2	69.0

Long-term lease liability	14.1	14.9
Other financing liability	10.3	11.0
Deferred tax liability	18.2	11.3
Total liabilities	$107.8	$106.2

Commitments and contingencies

Stockholders' equity
Preferred stock, $0.01 per share; 50,000,000 shares authorized; no shares issued and outstanding as of December 31, 2024 and December 31, 2023	—	—
Class A Common Stock, $0.01 par value, 100,000,000 shares authorized; 26,130,574 shares issued and 22,252,946 shares outstanding as of December 31, 2024; 25,756,017 shares issued and 23,398,689 shares outstanding as of December 31, 2023	0.3	0.3
Class B Common Stock, $0.01 par value, 100,000,000 shares authorized; no shares issued or outstanding as of December 31, 2024 and December 31, 2023	—	—
Less: Class A Common Stock held in treasury at cost; 3,877,628 treasury shares as of December 31, 2024 and 2,357,328 treasury shares as of December 31, 2023	(38.6)	(23.1)
Retained earnings	42.2	28.4
Additional paid-in capital	269.9	266.2
Total controlling stockholders' equity	273.8	271.8
Total liabilities and stockholders' equity	$381.6	$378.0

EXHIBIT 99.1
RANGER ENERGY SERVICES, INC.
UNAUDITED CONDENSED CONSOLIDATED STATEMENT OF CASH FLOWS
(in millions)

	Year Ended December 31,
	2024	2023
Cash Flows from Operating Activities
Net income	$18.4	$23.8
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	44.1	39.9
Equity based compensation	5.8	4.8
Gain on disposal of property and equipment	(2.2)	(1.8)
Impairment of fixed assets	—	0.4
Deferred income tax expense	6.9	6.6
Loss on debt retirement	—	2.4
Other expense, net	1.3	2.3
Changes in operating assets and liabilities
Accounts receivable	16.7	5.3
Contract assets	1.0	9.2
Inventory	0.4	(0.9)
Prepaid expenses and other current assets	(1.8)	(0.4)
Other assets	2.1	2.1
Accounts payable	(3.7)	6.6
Accrued expenses	(2.4)	(7.2)
Other current liabilities	(2.6)	0.3
Other long-term liabilities	0.5	(2.6)
Net cash provided by operating activities	84.5	90.8

Cash Flows from Investing Activities
Purchase of property and equipment	(34.1)	(36.5)
Proceeds from disposal of property and equipment	3.0	6.8
Net cash used in investing activities	(31.1)	(29.7)

Cash Flows from Financing Activities
Borrowings under Revolving Credit Facility	27.3	325.2
Principal payments on Revolving Credit Facility	(27.3)	(327.7)
Principal payments on Eclipse M&E Term Loan Facility	—	(10.4)
Principal payments on Secured Promissory Note	—	(6.2)
Principal payments on financing lease obligations	(5.7)	(5.4)
Principal payments on other financing liabilities	(0.6)	(0.8)
Dividends paid to Class A Common Stock shareholders	(4.5)	(2.4)
Shares withheld for equity compensation	(1.8)	(1.0)
Payments on Other Installment Purchases	(0.1)	(0.4)
Repurchase of Class A Common Stock	(15.5)	(19.3)
Deferred financing costs on Wells Fargo	—	(0.7)
Net cash used in financing activities	(28.2)	(49.1)

Increase (decrease) in cash and cash equivalents	25.2	12.0
Cash and cash equivalents, Beginning of Period	15.7	3.7
Cash and cash equivalents, End of Period	$40.9	$15.7

Supplemental Cash Flow Information
Interest paid	$2.0	$1.4
Supplemental Disclosure of Non-cash Investing and Financing Activities
Capital expenditures included in accounts payable and accrued liabilities	$0.4	$(0.5)
Additions to fixed assets through installment purchases and financing leases	$(8.6)	$(10.0)
Additions to fixed assets through asset trades	$(4.6)	$(1.1)

EXHIBIT 99.1
RANGER ENERGY SERVICES, INC.
SUPPLEMENTAL NON-GAAP FINANCIAL MEASURES
(UNAUDITED)

Note Regarding Non‑GAAP Financial Measure
The Company utilizes certain non-GAAP financial measures that management believes to be insightful in understanding the Company’s financial results. These financial measures, which include Adjusted EBITDA and Free Cash Flow, should not be construed as being more important than, or as an alternative for, comparable U.S. GAAP financial measures. Detailed reconciliations of these Non-GAAP financial measures to comparable U.S. GAAP financial measures have been included below and are available in the Investor Relations sections of our website at www.rangerenergy.com. Our presentation of Adjusted EBITDA and Free Cash Flow should not be construed as an indication that our results will be unaffected by the items excluded from the reconciliations. Our computations of these Non-GAAP financial measures may not be identical to other similarly titled measures of other companies.
Adjusted EBITDA
We believe Adjusted EBITDA is a useful performance measure because it allows for an effective evaluation of our operating performance when compared to our peers, without regard to our financing methods or capital structure. We exclude the items listed below from net income or loss in arriving at Adjusted EBITDA because these amounts can vary substantially within our industry depending upon accounting methods, book values of assets, capital structures and the method by which the assets were acquired. Certain items excluded from Adjusted EBITDA are significant components in understanding and assessing a company’s financial performance, such as a company’s cost of capital and tax structure, as well as the historic costs of depreciable assets, none of which are reflected in Adjusted EBITDA.
We define Adjusted EBITDA as net income or loss before net interest expense, income tax provision or benefit, depreciation and amortization, equity‑based compensation, acquisition-related, severance and reorganization costs, gain or loss on disposal of property and equipment, and certain other non-cash items that we do not view as indicative of our ongoing performance.

EXHIBIT 99.1

The following tables are a reconciliation of net income or loss to Adjusted EBITDA for the respective periods, in millions:

	High Specification Rigs	Wireline Services	Processing Solutions and Ancillary Services	Other	Total
	Three Months Ended December 31, 2024
Net income (loss)	$13.4	$(3.0)	$5.5	$(10.1)	$5.8
Interest expense, net	—	—	—	0.5	0.5
Income tax expense	—	—	—	2.6	2.6
Depreciation and amortization	5.3	2.7	2.4	0.4	10.8
EBITDA	18.7	(0.3)	7.9	(6.6)	19.7
Equity based compensation	—	—	—	1.8	1.8
Gain on disposal of property and equipment	—	—	—	(0.5)	(0.5)
Severance and reorganization costs	0.2	0.5	0.1	—	0.8
Acquisition related costs	0.1	—	—	—	0.1
Adjusted EBITDA	$19.0	$0.2	$8.0	$(5.3)	$21.9

	High Specification Rigs	Wireline Services	Processing Solutions and Ancillary Services	Other	Total
	Three Months Ended September 30, 2024
Net income (loss)	$13.8	$—	$6.6	$(11.7)	$8.7
Interest expense, net	—	—	—	0.7	0.7
Income tax expense	—	—	—	3.5	3.5
Depreciation and amortization	5.7	2.7	2.2	0.5	11.1
EBITDA	19.5	2.7	8.8	(7.0)	24.0
Equity based compensation	—	—	—	1.4	1.4
Gain on disposal of property and equipment	—	—	—	(0.1)	(0.1)
Legal fees and settlements	(0.3)	—	—	0.1	(0.2)
Adjusted EBITDA	$19.2	$2.7	$8.8	$(5.6)	$25.1

EXHIBIT 99.1

	High Specification Rigs	Wireline Services	Processing Solutions and Ancillary Services	Other	Total
	Three Months Ended December 31, 2023
Net income (loss)	$10.0	$(1.8)	$3.4	$(9.5)	$2.1
Interest expense, net	—	—	—	0.7	0.7
Income tax expense	—	—	—	1.8	1.8
Depreciation and amortization	5.4	2.9	1.9	0.4	10.6
EBITDA	15.4	1.1	5.3	(6.6)	15.2
Equity based compensation	—	—	—	1.2	1.2
Gain on disposal of property and equipment	—	—	—	(0.2)	(0.2)
Severance and reorganization costs	—	1.7	—	—	1.7
Acquisition related costs	—	—	—	0.5	0.5
Adjusted EBITDA	$15.4	$2.8	$5.3	$(5.1)	$18.4

	High Specification Rigs	Wireline Services	Processing Solutions and Ancillary Services	Other	Total
	Year Ended December 31, 2024
Net income (loss)	$46.8	$(8.5)	$17.8	$(37.7)	$18.4
Interest expense, net	—	—	—	2.6	2.6
Income tax expense	—	—	—	7.6	7.6
Depreciation and amortization	22.2	11.4	8.6	1.9	44.1
EBITDA	69.0	2.9	26.4	(25.6)	72.7
Equity based compensation	—	—	—	5.8	5.8
Gain on disposal of property and equipment	—	—	—	(2.2)	(2.2)
Severance and reorganization costs	0.9	0.6	0.2	0.1	1.8
Acquisition related costs	0.4	—	—	0.1	0.5
Legal fees and settlements	0.2	—	—	0.1	0.3
Adjusted EBITDA	$70.5	$3.5	$26.6	$(21.7)	$78.9

EXHIBIT 99.1

	High Specification Rigs	Wireline Services	Processing Solutions and Ancillary Services	Other	Total
	Year Ended December 31, 2023
Net income (loss)	$44.0	$7.1	$15.5	$(42.8)	$23.8
Interest expense, net	—	—	—	3.5	3.5
Income tax expense	—	—	—	7.2	7.2
Depreciation and amortization	20.1	11.3	6.9	1.6	39.9
EBITDA	64.1	18.4	22.4	(30.5)	74.4
Impairment of fixed assets	—	—	—	0.4	0.4
Equity based compensation	—	—	—	4.8	4.8
Loss on retirement of debt	—	—	—	2.4	2.4
Gain on disposal of property and equipment	—	—	—	(1.8)	(1.8)
Severance and reorganization costs	—	1.7	—	0.4	2.1
Acquisition related costs	—	—	—	2.1	2.1
Adjusted EBITDA	$64.1	$20.1	$22.4	$(22.2)	$84.4

EXHIBIT 99.1

Free Cash Flow
We believe Free Cash Flow is an important financial measure for use in evaluating the Company’s financial performance, as it measures our ability to generate additional cash from our business operations. Free Cash Flow should be considered in addition to, rather than as a substitute for, net income as a measure of our performance or net cash provided by operating activities as a measure of our liquidity. Additionally, our definition of Free Cash Flow is limited and does not represent residual cash flows available for discretionary expenditures due to the fact that the measure does not deduct the payments required for debt service and other obligations or payments made for business acquisitions. Therefore, we believe it is important to view Free Cash Flow as supplemental to our entire statement of cash flows.
The following table is a reconciliation of consolidated operating cash flows to Free Cash Flow for the respective periods, in millions:

	Three Months Ended		Year Ended
	December 31, 2024	December 31, 2023	December 31, 2024	December 31, 2023
Net cash provided by operating activities	$32.7	$37.7	$84.5	$90.8
Purchase of property and equipment	(5.4)	(8.6)	(34.1)	(36.5)
Free Cash Flow	$27.3	$29.1	$50.4	$54.3

Add back: Purchase of property and equipment related to asset acquisition	—	1.5	—	8.7
Modified Free cash Flow	$27.3	$30.6	$50.4	$63.0

Adjusted EBITDA	$21.9	$18.4	$78.9	$84.4
Free cash Flow conversion - Free cash flow as a percentage of EBITDA	125%	158%	64%	64%
Modified Free cash Flow conversion - Modified Free cash Flow as a percentage of EBITDA	125%	166%	64%	75%